Exhibit 2.1

AMENDED AND RESTATED

PLAN OF CONVERSION

OF

ILLINOIS CASUALTY COMPANY

Under Section 59.1 of the

Illinois Insurance Code, 215 ILCS 5/59.1

As Approved on February 16, 2016

by the Board of Directors

and

As amended and restated as of June 14, 2016

i

ii

iii

AMENDED AND RESTATED

PLAN OF CONVERSION

OF

ILLINOIS CASUALTY COMPANY

Under Section 59.1 of the

Illinois Insurance Code, 215 ILCS 5/59.1

This Plan of Conversion, as amended and restated as of June 14, 2016, provides for the conversion of Illinois Casualty Company, a mutual insurance company organized under the laws of Illinois (such entity, both before and after the Conversion, being referred to as “ICC”), from a mutual insurance company into a stock insurance company (the “Conversion”) and the issuance by ICC of newly-issued shares of common stock of ICC to ICC Holdings, Inc., a Pennsylvania corporation (“HoldCo”), as authorized by Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/59.1 (the “Act”). In the Conversion, all Eligible Members will receive subscription rights to purchase shares of common stock of HoldCo, in exchange for the extinguishment of their Membership Interests in ICC. As required by Section 59.1(2) of the Illinois Insurance Code, this Plan of Conversion has been approved and adopted by at least two-thirds of the members of the Board of Directors (the “Board”) of ICC, at a meeting duly called and held on February 16, 2016 (the “Adoption Date”). Capitalized terms used herein without definition have the meaning set forth in Article 2 hereof.

ARTICLE 1

REASONS FOR THE CONVERSION

The principal purpose of the Conversion is to convert ICC from a mutual insurance company into a stock insurance company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo. The Board believes that the Conversion is in the best interest of ICC because the additional capital resulting from the Conversion should: (i) support further organic growth in direct written premium; (ii) enhance the prospect for ICC to receive a rating upgrade from A. M. Best & Company; (iii) permit prudent geographic expansion; and (iv) provide a more cost effective capital structure. In addition, the additional capital and holding company should enhance ICC’s ability to acquire other property and casualty insurance companies. The Board further believes that the transaction is fair and equitable, is consistent with the purpose and intent of Section 59.1 and will not prejudice the interests of the Members.

In its present structure as a mutual insurance company, ICC can increase its statutory capital only through earnings generated by its business or by the issuance of surplus notes. Reliance on earnings to provide a long-term source of permanent capital, however, limits ICC’s ability to develop new business, expand geographically, make acquisitions, and provide greater stability and protection for its policyholders. Surplus notes do not provide permanent capital and must be repaid out of the company’s earnings.

ARTICLE 2

DEFINITIONS

2.01 Certain Terms. As used in this Plan of Conversion, the following terms have the meanings set forth below:

“Adoption Date” has the meaning specified in the preamble.

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or who is acting in concert with the Person specified.

“Amended and Restated Articles of Incorporation” has the meaning specified in Section 14.01(a).

“Amended and Restated By-laws” has the meaning specified in Section 15.04(a).

“Application” has the meaning specified in Section 4.01.

“Appraised Value” means the final estimated pro forma market value of ICC, as determined by Feldman Financial.

“Board” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of HoldCo, par value $0.01 per share.

“Community Offering” means the offering for sale by HoldCo of any shares of Common Stock not subscribed for in the Subscription Offering as set forth in Article 8 hereof, and includes any Public Offering. HoldCo may retain the assistance of a broker-dealer or syndicate of broker-dealers to assist it in connection with the sale of Common Stock in the Community Offering.

“Conversion” has the meaning specified in the preamble.

“Decision and Order” means the final and effective decision and order issued by the Director and evidencing the Director’s approval of the Application and this Plan of Conversion.

“Director” means the Director of the Division.

“Division” means the Division of Insurance of the State of Illinois.

“Effective Date Filing” has the meaning specified in Section 15.03.

“Effective Time” means 12:01 a.m., Illinois time, on the Plan Effective Date. This is the time that this Plan of Conversion is deemed to be effective.

“Eligible Member” means a Member who is the Owner of an Eligible Policy. ICC may deem a Person to be an Eligible Member in order to correct any immaterial administrative errors or oversights in the context of the Conversion.

“Eligible Policy” means any Policy that is In Force on the Adoption Date.

“Employee” means any natural person who is a full or part-time employee of ICC.

“ESOP” means the Employee Stock Ownership Plan to be established by HoldCo prior to the commencement of the Offering.

“Feldman Financial” means Feldman Financial Advisors, Inc.

“Gross Proceeds” means the product of (x) the Purchase Price and (y) the number of shares for which subscriptions and orders are received in the Offering and accepted by HoldCo.

“HoldCo” means ICC Holdings, Inc., a Pennsylvania corporation which will become the sole stockholder of ICC, which will issue shares of Common Stock in the Offering.

“ICC” has the meaning specified in the preamble.

“ICC Records” means the books, records and accounts of ICC.

“ICC Shares” means the duly authorized shares of common stock of ICC to be issued to HoldCo on the Plan Effective Date in accordance with this Plan of Conversion.

“Illinois Insurance Code” means 215 ILCS 59.1 et seq.

“In Force” has the meaning specified in Section 16.03(a).

“Insider” means any officer or director of ICC.

“Maximum of the Valuation of Range” has the meaning specified in Section 5.01.

“Member” means a person who, according to the ICC Records and pursuant to its bylaws, is deemed to be a holder of a Membership Interest in ICC, but shall not include a person named in a Policy as an additional insured.

“Membership Interests” means, with respect to ICC, the interests of Members arising under Illinois law and the articles of incorporation and bylaws of ICC prior to the Conversion, including the right to vote and the right to participate in any distribution of surplus in the event that ICC is liquidated.

“Minimum of the Valuation of Range” has the meaning specified in Section 5.01.

“MRP” means any executive stock incentive plan that may be established by HoldCo and under which stock options, shares of restricted stock, or restricted stock units may be granted to directors and employees of HoldCo or any of its subsidiaries.

“Notice of Special Meeting” has the meaning specified in Section 14.02(a).

“Offering” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and the Community Offering or any Public Offering.

“Officer” means the chairman of the board of directors, president, vice-president (but not an assistant vice president, second vice president or other vice president having authority similar to an assistant or second vice president), secretary, treasurer or principal financial officer, controller or principal accounting officer and any other Person performing similar functions for ICC or HoldCo.

“Order Form” means the form provided on behalf of HoldCo by which Common Stock may be ordered in the Offering.

“Owner” means, with respect to any Policy, the Person or Persons specified or determined pursuant to the provisions of Section 16.02.

“Participant” means a Person to whom Common Stock is offered under the Subscription Offering.

“Person” means an individual, partnership, firm, association, corporation, joint-stock company, limited liability company, trust, government or governmental agency, state or political subdivision of a state, public or private corporation, board, association, estate, trustee, or fiduciary, or any similar entity.

“Plan Effective Date” has the meaning specified in Section 15.04(a).

“Plan of Conversion” means this Plan of Conversion, as amended and restated as of June 14, 2016 (including all Exhibits hereto), as it may be further amended from time to time in accordance with Section 19.06 or corrected in accordance with Section 19.07. Any reference to the term “Plan of Conversion” shall be deemed to incorporate by reference all of the Exhibits thereto.

“Policy” or “Policies” has the meaning specified in Section 16.01(a).

“Prospectus” means the one or more documents to be used in offering the Common Stock in the Offering and for providing information to Persons in connection with the Offering.

“Public Offering” means an underwritten firm commitment or best efforts offering to the public through one or more underwriters or registered broker-dealers

“Purchase Price” has the meaning specified in Section 5.02.

“Registration Statement” means the registration statement filed or to be filed with the SEC by HoldCo under the Securities Act with respect to the offer and sale of shares of HoldCo common stock in connection with the Offering.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” has the meaning specified in Section 14.01.

“Standby Purchaser” means one or more Persons that enter into a Stock Purchase Agreement to purchase stock in the Offering in excess of ten percent (10%) of the number of shares issued in the Offering.

“Stock Purchase Agreement” means any Stock Purchase Agreement entered into between HoldCo and a Standby Purchaser.

“Subscription Offering” means the offering of the Common Stock that is described in Section 7.01 hereof.

“Subscription Rights” means nontransferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.

“Valuation Range” means the range of the estimated pro forma market value of ICC as converted to a stock insurance company as determined by Feldman Financial in accordance with Section 5.01 hereof.

2.02 Terms Generally. As used in this Plan of Conversion, except to the extent that the context otherwise requires:

(a) when a reference is made in this Plan of Conversion to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Plan of Conversion unless otherwise indicated;

(b) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Plan of Conversion as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which such word appears;

(c) whenever the words “include,” “includes,” or “including” (or similar terms) are used in this Plan of Conversion, they are deemed to be followed by the words “without limitation”;

(d) the definitions contained in this Plan of Conversion are applicable to the singular as well as the plural forms of such terms; and

(e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 3

ADOPTION BY THE BOARD OF DIRECTORS

3.01 Adoption by the Board. This Plan of Conversion has been approved and adopted by at least two-thirds of the members of the Board at a meeting duly called and held on February 16, 2016 and amended and restated as of June 14, 2016. This Plan of Conversion provides for the conversion of ICC into a stock insurance company in accordance with the requirements of Section 59.1(2).

ARTICLE 4

APPROVAL BY THE DIRECTOR

4.01 Application for Approval. Following the adoption of this Plan of Conversion by the Board, ICC shall file an application (the “Application”) with the Director for approval of this Plan of Conversion in accordance with Section 59.1(3) of the Illinois Insurance Code. The Application shall include true and complete copies of the following documents:

(a) this Plan of Conversion;

(b) the independent appraisal of market value of ICC provided by Feldman Financial in accordance with Section 5.01 and required by Section 59.1(6)(f) of the Illinois Insurance Code;

(c) the form of notice of the Special Meeting, required by Section 59.1(4)(b) of the Illinois Insurance Code;

(d) the form of information statement and proxy to be solicited from Eligible Members, required by Section 59.1(4)(c)(ii) of the Illinois Insurance Code;

(e) the form of notice to persons whose Policies are issued after the Adoption Date but before the Plan Effective Date, required by Section 59.1(10)(a) of the Illinois Insurance Code;

(f) the proposed amended and restated articles of incorporation and amended and restated bylaws of ICC;

(g) a Form A with respect to HoldCo and with respect to the acquisition of more than 10% of the stock of HoldCo by any Standby Purchaser; and

(h) any other information or documentation as the Director may request.

If the Director requires modifications to this Plan of Conversion, the Board shall submit any amended Plan of Conversion to the Director for his review and approval.

4.02 Director Approval. This Plan of Conversion is subject to the approval of the Director.

ARTICLE 5

TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered and sold by HoldCo in the Offering will be determined as follows:

5.01 Independent Appraiser. Feldman Financial has been retained by ICC to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the financial condition and results of operations of ICC, the pro forma book value and earnings per share of ICC as converted to a stock company, a comparison of ICC with comparable publicly-held insurance companies, and such other factors as Feldman Financial may deem to be relevant, including that value which Feldman Financial estimates to be necessary to attract a full subscription for the Common Stock. Feldman Financial will submit to ICC the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

5.02 Purchase Price. The Purchase Price for Common Stock in the Offering will be $10.00 per share and will be uniform as to all purchasers in the Offering.

5.03 Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the sum of: (i) the Maximum of the Valuation Range divided by the Purchase Price, plus (ii) the number of shares required to enable the ESOP to purchase ten percent (10.0%) of the total number of shares of Common Stock issued in the Offering.

5.04 Number of Shares of Common Stock to be Sold. Feldman Financial will submit to ICC the Appraised Value as of the end of the latest calendar quarter for which financial statements of ICC are included in the Registration Statement. If the Gross Proceeds of the Offering do not equal or exceed the Minimum of the Valuation Range, then ICC may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.

5.05 Results of Offering. If the Gross Proceeds of the Offering equal or exceed the Valuation Range, the following steps will be taken:

(a) Subscription Offering Exceeds Maximum. If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is greater than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing Participants as provided in Section 7.01 hereof; provided, however, that no fractional shares of Common Stock shall be issued.

(b) Subscription Offering Meets or Exceeds Minimum, but does not Exceed Maximum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than or equal to the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, HoldCo shall have the right in its absolute discretion to accept, in whole or in part, orders received from purchasers in the Community Offering, including without limitation orders from Standby Purchasers pursuant to any Stock Purchase Agreement; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

(c) Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo may accept orders received from purchasers in the Community Offering, including without limitation orders from Standby Purchasers pursuant to any Stock Purchase Agreement. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then on the Effective Date HoldCo shall: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to purchasers in the Community Offering multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. HoldCo may in its absolute discretion elect to issue shares of Common Stock to purchasers in the Community Offering in excess of the number determined by reference to clause (B) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range.

(d) Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo and ICC may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as they deem reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions or orders will be required to confirm, revise or cancel their original subscriptions or orders. If original subscriptions or orders are canceled, any related payment will be refunded (without interest).

If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock for which subscriptions and orders have been accepted in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then HoldCo on the Effective Date shall: (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).

(e) Participant Eligibility. Notwithstanding anything to the contrary set forth in this Plan, ICC and HoldCo shall have the right in their absolute discretion and without liability to any subscriber, purchaser, underwriter, broker-dealer, or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. The determination of these matters by HoldCo and ICC shall be final and binding on all parties and all Persons. Except for orders submitted by any Standby Purchaser in accordance with the provisions of a Stock Purchase Agreement, ICC and HoldCo shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.

ARTICLE 6

GENERAL PROCEDURE FOR THE OFFERINGS.

6.01 Commencement of Offerings. As soon as practicable after the registration of the Common Stock under the Securities Act, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in the Subscription Offering. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 5.02 hereof.

ARTICLE 7

SUBSCRIPTION OFFERING.

7.01 Allocation of Subscription Rights. Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by HoldCo to the Participants in the following priorities:

(a) Eligible Members (First Priority). Each Eligible Member shall receive, without payment, nontransferable Subscription Rights to purchase up to the lesser of (i) five percent (5%) of the total shares of Common Stock sold in the Offering, and (ii) such maximum purchase limitation as may be established for the Community Offering; provided, however, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock pursuant to this Section 7.01(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of (i) the number of shares that he or she subscribed for or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Members so as to permit each such Eligible Member to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Members in the proportion in which: (i) the aggregate number of shares subscribed for by each such Eligible Member bears to (ii) the aggregate number of shares subscribed for by all Eligible Members; provided, however, that no fractional shares of Common Stock shall be issued.

(b) ESOP (Second Priority). The ESOP shall receive, without payment, Subscription Rights to purchase at the Purchase Price a number of shares of Common Stock equal to nine and ten percent (10.0%) of the total number of shares of Common Stock to be issued in the Offering as set forth in Section 5.03. An oversubscription by Eligible Members shall not reduce the number of shares of Common Stock that may be purchased by the ESOP under this section.

(c) Directors, Officers and Employees of ICC (Third Priority). Each director, officer and employee of ICC shall receive, without payment, nontransferable Subscription Rights to purchase up to the lesser of (i) five percent (5%) of the total shares of Common Stock sold in the Offering, and (ii) such maximum purchase limitation as may be established for the Community Offering; provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members and the ESOP; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members and the ESOP, but which remain unsold after satisfying the subscriptions of all Eligible Members and the ESOP; provided, however, that the aggregate number of shares purchased by all of the directors, officers and employees and their Affiliates shall not exceed five percent (5%) of the total number of shares issued in the Offering. In the event of an oversubscription among the directors, officers, and employees, the number of shares issued to any one director, officer or employee shall be equal to the product of (i) the number of shares available for issuance to all directors, officers, and employees, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing director, officer or employee subscribed and the denominator of which is the total number of shares subscribed by all directors, officers and employees.

A director, officer or employee who subscribes to purchase shares of Common Stock and who also is eligible to purchase shares of Common Stock as an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.

(d) Limitations on Subscription Rights. Subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to HoldCo and ICC that such Person is purchasing for his or her own account and not on behalf of any other Person.

ARTICLE 8

COMMUNITY OFFERING AND PUBLIC OFFERING.

8.01 Community Offering. If less than the total number of shares of Common Stock offered by HoldCo in connection with the Conversion are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by HoldCo in the Community Offering.

8.02 Preference in Community Offering. In the Community Offering, HoldCo may accept, in its sole and absolute discretion, orders received from persons who became policyholders of ICC after the Adoption Date, insurance producers who have produced business for ICC within twelve months prior to the date of their subscription, and the Standby Purchaser before accepting orders from the general public.

8.03 Delivery of Offering Materials. A Prospectus and an Order Form shall be furnished to such Persons as ICC and HoldCo may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of HoldCo to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription, subject to the preferences described above and the right of HoldCo to accept or reject, in its sole discretion, any order received in the Community Offering, any available shares will be allocated so as to permit each purchaser whose order is accepted in the Community Offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any shares remaining will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.

8.04 Commencement of Community Offering. HoldCo may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by HoldCo.

8.05 Public Offering. HoldCo may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering, if desired. The provisions of Section 10.01 shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and HoldCo, subject to any required regulatory approval or consent.

8.06 Alternative Offering Procedures. If for any reason a Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if the number of shares of Common Stock remaining to be sold after the Subscription Offering and Community Offering is so small that a Public Offering of those remaining shares would be impractical, HoldCo shall use its best efforts to obtain other purchases in such manner and upon such condition as may be necessary, including without limitation selling shares of Common Stock to any Standby Purchaser as described in Section 9.01 hereof.

ARTICLE 9

STANDBY PURCHASER.

9.01 Sale of Shares to Standby Purchaser. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is less than the Maximum of the Valuation Range, then in such event HoldCo may sell shares of Common Stock to Standby Purchasers at the Purchase Price, provided that the total number of shares sold in the Offering multiplied by the Purchase Price do not exceed the Maximum of the Valuation Range. Any order submitted by Standby Purchasers in the Community Offering may be accepted by HoldCo prior to accepting any other order received in the Community Offering.

ARTICLE 10

LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

10.01 Maximum Number of Shares That May be Purchased. The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:

(a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 50 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $500.00 in the Offering.

(b) In addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Affiliate may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Community Offering), shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering, except that Standby Purchasers may purchase such number of shares of Common Stock as provided in Section 9.01 provided such purchase is approved by the Director as otherwise provided under the Illinois Insurance Code. The limit set forth in this section shall not be construed to increase any other purchase limit provided herein. Purchases of shares of Common Stock in the Offering by any Person other than the ESOP and any Standby Purchaser shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering irrespective of the different capacities in which such person may have received Subscription Rights under this Plan.

(c) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, officers, and employees shall not be deemed to be Affiliates or a group acting in concert solely as a result of their capacities as such, (ii) shares of Common Stock purchased by any plan participant in the ESOP using personal funds or funds held in any tax-qualified retirement account pursuant to the exercise of Subscription Rights granted to such plan participant in his individual capacity as an Eligible Member or as a director, officer or employee and/or purchases by such plan participant in the Community Offering shall not be deemed to be purchases by the ESOP for purposes of calculating the maximum amount of Common Stock that the ESOP may purchase, and (iii) no Person shall be deemed to be an Affiliate of any Standby Purchaser.

(d) HoldCo may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering other than the ESOP and any Standby Purchaser. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for or order the then maximum number of shares permitted to be subscribed for or ordered by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for or submitted an order for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for or ordered by such Person.

(e) Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. ICC shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of ICC and HoldCo to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and HoldCo and ICC shall be free from any liability to any Person on account of any such action.

ARTICLE 11

TIMING OF THE OFFERINGS, MANNER OF

PURCHASING COMMON STOCK AND ORDER FORMS.

11.01 Commencement of the Offering. The exact timing of the commencement of the Offering shall be determined by HoldCo in consultation with any financial advisory or investment banking firm retained by it in connection with the Offering. HoldCo may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its pro forma current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. HoldCo shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

11.02 Right to Reject Orders. ICC and HoldCo shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations ICC or HoldCo believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. HoldCo and ICC may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as ICC and HoldCo may specify. The interpretation of ICC and HoldCo of the terms and conditions of the Order Forms shall be final and conclusive. Once HoldCo receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that no Order Form shall be accepted until the Prospectus has been filed with the SEC and mailed or otherwise made available to the Persons entitled to Subscription Rights in the Offering, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof.

11.03 Policyholders Outside the United States. HoldCo shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, HoldCo has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require HoldCo or its directors, officers or employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or HoldCo would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of HoldCo would be impracticable or unduly burdensome for reasons of cost or otherwise.

ARTICLE 12

PAYMENT FOR COMMON STOCK.

12.01 Purchase Price for Shares. Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares that are being ordered. Payment for shares subscribed for or ordered in the Subscription Offering or the Community Offering shall be made by bank draft, check, or money order at the time the Order Form is delivered to HoldCo. Payment for all shares of Common Stock subscribed for must be received in full and collected by HoldCo or by any subscription agent engaged by HoldCo. All subscription payments will be deposited by HoldCo in an escrow account at a bank designated by HoldCo and ICC. Payment for shares ordered through a broker-dealer or underwriter in the Community Offering or any Public Offering may be paid by delivery of a wire transfer of immediately available funds to such escrow account.

12.02 Payment for Shares by ESOP. Consistent with applicable laws and regulations, payment for shares of Common Stock ordered by the ESOP may be made with funds contributed or loaned by HoldCo or ICC and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

12.03 Shares Nonassessable. Each share of Common Stock issued in the Offering shall be nonassessable upon payment in full of the Purchase Price.

ARTICLE 13

CONDITIONS OF THE OFFERING

13.01 Closing Conditions. Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the members of ICC as provided in Section 59.1(4)(c)(i) of the Conversion Act, and (iii) the sale in the Offering of such minimum number of shares of Common Stock within the Valuation Range as may be determined by the Board of Directors of ICC.

ARTICLE 14

APPROVAL BY ELIGIBLE MEMBERS

14.01 Special Meeting.

(a) After the approval of the Application by the Director, ICC shall hold a special meeting of Eligible Members to vote on this Plan of Conversion (the “Special Meeting”). At the Special Meeting, each Eligible Member shall be entitled to one vote on a single proposal (the “Proposal”) to (i) adopt and approve this Plan of Conversion and the other transactions contemplated by this Plan of Conversion, and (ii) amend and restate the articles of incorporation of ICC to read in the form attached as Exhibit A (the “Amended and Restated Articles of Incorporation”).

(b) Adoption of this Plan of Conversion and the Amended and Restated Articles of Incorporation, pursuant to Section 59.1(4)(c)(i) of the Illinois Insurance Code, is subject to the approval of at least two-thirds of the votes cast by Eligible Members in person or by proxy at the Special Meeting.

14.02 Notice of the Special Meeting.

(a) ICC shall mail notice of the Special Meeting substantially in the form of Exhibit C (the “Notice of Special Meeting”). The Notice of Special Meeting shall be mailed within forty-five (45) days following the Director’s approval of this Plan of Conversion. Such notice shall inform each Eligible Member of such Eligible Member’s right to vote upon the Proposal and the place, the day, and the hour of the Special Meeting. Such notice and other materials set forth in Sections 14.02(c) shall be mailed by first class or priority mail or an equivalent of first class or priority mail, to the last-known address of each Eligible Member as it appears on the ICC Records, at least thirty (30) days prior to the date of the Special Meeting, and shall be in a form satisfactory to the Director.

Beginning on the date that the first Notice of Special Meeting is mailed pursuant to Section 14.02(a) and continuing until the Plan Effective Date, ICC shall also make available at its statutory home office located at 225 20th Street, Rock Island, Illinois, 61201, during regular business hours, copies of the Notice of Special Meeting, this Plan of Conversion and its Exhibits, each in its entirety, for inspection by Eligible Members.

(b) The Notice of the Special Meeting shall be accompanied by information relevant to the Special Meeting, including a copy or summary of this Plan of Conversion, a form of proxy allowing the Eligible Members to vote for or against the Plan of Conversion, policyholder information statement regarding this Plan of Conversion and such other explanatory information that the Director approves or requires, all of which shall be in a form satisfactory to the Director. With the prior approval of the Director, ICC may also send supplemental information relating to this Plan of Conversion to Eligible Members either before or after the date of the Special Meeting.

ARTICLE 15

THE CONVERSION

15.01 Effect on ICC. On the Plan Effective Date, ICC shall be converted from a mutual insurance company into a stock insurance company in accordance with Section 59.1 and the Stock Offering shall occur in accordance with this Plan of Conversion. Under the terms of this Plan of Conversion, HoldCo will acquire all of the ICC Shares. HoldCo thereupon will become the sole shareholder of ICC and will have all the rights, privileges, immunities and powers and will be subject to all of the duties and liabilities to the extent provided by law of a shareholder of an insurance company organized under the laws of the State of Illinois.

15.02 Effect on Existing Policies.

(a) Any Policy In Force on the Plan Effective Date will remain In Force under the terms of such Policy, except that the following rights, to the extent they existed in ICC, shall be extinguished on the Plan Effective Date:

(i) any voting rights of the policyholder provided under or as a result of the Policy;

(ii) any right to share in the surplus of ICC, except as provided in Section 15.02(b).

(b) Except as otherwise provided in Section 15.02(c), an Owner of a participating Policy In Force on the Plan Effective Date will continue to have a right to receive policyholder dividends as provided in the participating Policy, if any.

(c) Upon the renewal date of any Qualified Policyholder’s participating Policy that occurs after December 31, 2012, ICC may issue the insured a nonparticipating Policy as a substitute for the participating Policy. Upon the renewal date of any Policy of any policyholder that is not a Qualified Policyholder that occurs after the Plan Effective Date, ICC may issue the insured a nonparticipating Policy as a substitute for the participating Policy, provided, however, that if any dividend has been declared by ICC but not paid with respect to such Policy, ICC may not issue such insured a nonparticipating Policy until such policyholder’s renewal date occurring after such dividend is paid by ICC.

15.03 Filing of Plan of Conversion and Amended and Restated Articles. As soon as practicable following (i) the receipt of the Decision and Order, (ii) the Director’s determination that all conditions to such approval contained in the Decision and Order have been satisfied, except for those conditions required by the Decision and Order to be satisfied after the Plan Effective Date and with respect to which the Director has received commitments from ICC and/or HoldCo to satisfy after the Plan Effective Date acceptable to the Director, (iii) the adoption of this Plan of Conversion and the Amended and Restated Articles of Incorporation by the Eligible Members as provided in this Plan of Conversion, and (iv) the satisfaction or waiver of all of the conditions contained in this Plan of Conversion, ICC shall file with the Director (A) the minutes of the Special Meeting, (B) a certificate of the Secretary of ICC setting forth the results of the vote on the Plan of Conversion and the Amended and Restated Articles of Incorporation and certifying as to whether or not it was approved by not less than two-thirds of the Eligible Members voting in person or by proxy at the Special Meeting and (C) the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of ICC (the filing described in clauses (A), (B) and (C) above, the “Effective Date Filing”).

15.04 Effectiveness of Plan of Conversion.

(a) The “Plan Effective Date” of the Plan of Conversion shall be the date and time as of which all of the following steps have been completed: (i) the Plan of Conversion has been approved by the Director, (ii) the Eligible Members have approved the Plan of Conversion by the requisite vote, (iii) the Amended and Restated Articles of Incorporation have been duly adopted and (iv) the Effective Date Filing shall have been made by ICC. Subsequent to the Plan Effective Date, the bylaws of ICC shall be substantially in the form attached hereto as Exhibit B (the “Amended and Restated By-laws”). This Plan of Conversion shall be deemed to have become effective at the Effective Time.

(b) At the Effective Time:

(i) ICC shall by operation of Section 59.1 of the Illinois Insurance Code become a stock insurance company;

(ii) the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws shall without further action become effective; and

(iii) all of the Membership Interests shall be extinguished.

(c) On the Plan Effective Date:

(i) ICC shall issue all of the authorized ICC Shares to HoldCo, representing all of the issued and outstanding common stock of ICC; and

(ii) HoldCo shall issues shares of Common Stock to Persons whose subscriptions and orders were accepted in the Offering.

15.05 Tax Considerations. This Plan of Conversion shall not become effective and the Conversion shall not occur unless, on or prior to the Plan Effective Date, ICC shall have received a favorable opinion of Stevens & Lee, P.C., special counsel to ICC, or other nationally-recognized independent tax counsel to ICC, dated as of the Plan Effective Date, addressed to the Board and in form and substance satisfactory to ICC, which, notwithstanding any qualifications expressed therein, is substantially to the effect that ICC will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Conversion.

ARTICLE 16

POLICIES

16.01 Policies.

(a) For the purposes of this Plan of Conversion, the term “Policy” means each insurance policy that has been issued or will be issued or assumed through assumption reinsurance, if any, by ICC.

(b) The following policies and contracts shall be deemed not to be Policies for purposes of this Plan of Conversion:

(i) any reinsurance assumed by ICC as a reinsurer on an indemnity basis (but assumption certificates may constitute Policies if they otherwise fall within the definition of Policies as provided in Section 16.01(a));

(ii) all administrative services agreements; and

(iii) any policy or contract issued by ICC and ceded to another insurance company through assumption reinsurance.

16.02 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date shall be determined on the basis of the ICC Records as of such date in accordance with the following provisions:

(a) the Owner shall be the owner of the Policy as shown on the ICC Records;

(b) except as otherwise set forth in this Section 16.02, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy;

(c) in any situation not expressly covered by the foregoing provisions of this Section 16.02, the owner of the Policy, as reflected on the ICC Records, and as determined in good faith by ICC, shall conclusively be presumed to be the Owner of such Policy for purposes of this Section 16.02, and except for administrative errors, ICC shall not be required to examine or consider any other facts or circumstances;

(d) the mailing address of an Owner as of any date for purposes of this Plan of Conversion shall be the Owner’s last known address as shown on the ICC Records as of such date;

(e) in no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. If a Person owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy; and

(f) any dispute as to the identity of the Owner of a Policy or the right to vote shall be resolved in accordance with the foregoing and such other procedures as ICC may determine. Any determinations made by ICC shall be conclusive as between ICC and any Owner of a Policy or any other Person with an interest therein but shall not preclude any actions among such Persons.

16.03 In Force.

(a) A Policy shall be deemed to be in force (“In Force”) as of any date if, as shown in the ICC Records:

(i) the Policy has been issued or coverage has been bound by ICC or assumed by ICC through assumption reinsurance as of such date; and

(ii) such Policy has not expired, cancelled, non-renewed or otherwise terminated, provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

(b) The date of expiration, cancellation or termination of a Policy shall be as shown on the ICC Records.

(c) A Policy shall not be deemed to be In Force as of a given date if the Policy is returned to ICC and all premiums are refunded within thirty (30) days of such date.

(d) Any dispute as to whether a Policy is In Force shall be resolved in accordance with the foregoing.

ARTICLE 17

SUBSEQUENT POLICYHOLDERS

17.01 Notice to Subsequent Policyholders. Upon the issuance of a Policy that becomes effective after the Adoption Date and before the Plan Effective Date (excluding renewals of Policies In Force on the Adoption Date), ICC shall send to the Owner of such Policy (a “Subsequent Policyholder”) a written notice regarding this Plan of Conversion, substantially in the form attached as Exhibit D hereto. Such notice shall specify such Subsequent Policyholder’s right to rescind such Policy as provided in Section 17.02 within forty-five (45) days after the Plan Effective Date and shall be accompanied by a copy or summary of this Plan of Conversion. The form of such notice shall be filed with and approved by the Director.

17.02 Option to Rescind. Each Subsequent Policyholder shall be entitled to rescind his Policy and receive a full refund of any amounts paid for the Policy within ten (10) days after the receipt by ICC of the notice of rescission by such Subsequent Policyholder. No Subsequent Policyholder that has made or filed a claim under a Policy will be entitled to rescission or refund of any premiums paid for such policy. If a Subsequent Policyholder rescinds its Policy pursuant to the right described in this Section 17.02, such Subsequent Policyholder will have no insurance coverage under such Policy and may not make or file a claim under such Policy.

ARTICLE 18

OFFICERS AND BOARD OF DIRECTORS

18.01 Directors. Each of the members of ICC’s Board immediately prior to the Effective Time shall remain as a director of ICC as of the Effective Time, and thereafter, HoldCo, as the sole shareholder of ICC, shall have the right to elect the directors of ICC.

18.02 Officers. The officers of ICC immediately prior to the Effective Time shall serve as officers of ICC after the Effective Time until new officers are duly elected pursuant to the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws.

ARTICLE 19

ADDITIONAL PROVISIONS

19.01 Continuation of Corporate Existence. Upon the conversion of ICC to a stock insurance company in accordance with the terms of this Plan of Conversion and the provisions of Section 59.1(10):

(a) the corporate existence of ICC as a mutual insurance company shall be continued in ICC’s corporate existence as a stock insurance company;

(b) all the rights, franchises and interests of ICC as a mutual insurance company in and to every type of property, real, personal and mixed, and things in action thereunto belonging, shall be deemed transferred to and vested in ICC as a stock insurance company without any deed or transfer;

(c) ICC (as converted to a stock insurance company) shall be deemed to have assumed all the obligations and liabilities of ICC (as the former mutual insurance company);

(d) Except to the extent any surplus note is converted to shares of HoldCo common stock in accordance with its terms, all outstanding surplus notes, guaranty fund interests or other surplus debentures issued by ICC prior to the Effective Time shall remain in full force and effect following the Conversion and, in accordance with Section 19.01(c), all liabilities and obligations thereunder shall be deemed to have been assumed by ICC (as the converted stock company).

19.02 Conflict of Interest. No director, officer, agent or employee of ICC, or any of its subsidiaries or affiliates or any other person shall receive any fee, commission or other valuable consideration whatsoever, other than his or her usual regular salary and compensation, for in any manner aiding, promoting or assisting in the transactions contemplated by this Plan of Conversion; provided, that ICC may pay reasonable fees and compensation to attorneys, accountants and actuaries for services performed in the independent practice of their professions, even if such attorney, accountant or actuary is also a director or agent of ICC.

19.03 Registration of Shares; Listing of Shares on Stock Exchange.

HoldCo shall register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended. HoldCo shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.

19.04 Restrictions on Transfer of Common Stock.

(a) All shares of the Common Stock which are purchased in the Offering by Persons other than directors and officers of ICC shall be transferable without restriction. Shares of Common Stock purchased by directors and officers of ICC in the Offering shall be subject to the restriction that such shares shall not be sold for a period of one year following the date of purchase. The shares of Common Stock issued by HoldCo to officers and directors of ICC shall bear the following legend giving appropriate notice of such one year restriction:

The shares represented by this Certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

(b) In addition, HoldCo shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

(c) The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

19.05 No Preemptive Rights. No Member or other Person shall have any preemptive right to acquire ICC Shares in connection with this Plan of Conversion.

19.06 Amendment or Withdrawal of Plan of Conversion.

(a) At any time prior to the Plan Effective Date, ICC may, by resolution of not less than two-thirds of the Board, amend or withdraw this Plan of Conversion (including the Exhibits hereto). Any amendment shall require the written consent of the Director. No amendment may change the Plan of Conversion after its approval by the Eligible Members in a manner that the Director determines is material unless the Plan of Conversion, as amended, is submitted for reconsideration by the Eligible Members of ICC pursuant to the provisions of Sections 14.01 and 14.02. No amendment may change the Adoption Date of the Plan of Conversion.

(b) After the Plan Effective Date, the Amended and Restated Articles of Incorporation adopted pursuant to this Plan of Conversion may be amended pursuant to the provisions of such articles of incorporation, the Illinois Insurance Code and the statutory provisions generally applicable to the amendment of the articles of incorporation of insurance companies, or such other statutory provisions as may be applicable at the time of the amendment.

19.07 Corrections. Prior to the Plan Effective Date, ICC, with the prior consent of the Director, may make such modifications as are appropriate to correct errors, cure ambiguities, clarify existing items or make additions to correct manifest omissions in this Plan of Conversion or any exhibits hereto.

19.08 Notices. If ICC complies substantially and in good faith with the notice requirements of Section 59.1 of the Illinois Insurance Code with respect to the giving of any required notice to Members, the failure of ICC to give any Member any required notice does not impair the validity of any action taken under Section 59.1 of the Illinois Insurance Code.

19.09 Limitation of Actions. Any action or proceeding challenging the validity of or arising out of acts taken or proposed to be taken pursuant to Section 59.1 shall be commenced within 30 days after the Plan Effective Date. No Person shall have any rights or claims against ICC or its Board based upon the withdrawal or termination of this Plan of Conversion.

19.10 Costs and Expenses. All the costs and expenses related to the Plan of Conversion, including the costs of outside advisors and consultants of the regulatory agencies, shall be borne, directly or indirectly, by ICC.

19.11 Headings. Article and Section headings contained in this Plan of Conversion are for convenience only and shall not be considered in construing or interpreting any of the provisions hereof.

19.12 Governing Law. The Plan of Conversion shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to such State’s principles of conflicts of law.

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IN WITNESS WHEREOF, ICC by authority of its Board, has caused this Plan of Conversion to be duly executed as of the day and year first above written.

Illinois Casualty Company

By:	/s/ Arron Sutherland
Name: Arron Sutherland
Title: President and CEO